EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

(1) AIQ, Inc., 100% owned by Wits Basin Precious Minerals Inc., a Minnesota corporation.

(2) Red Wing Business Systems, Inc., 100% owned by Wits Basin Precious Minerals Inc., a Minnesota corporation.

(3) Champion Business Systems, Inc., 100% owned by Wits Basin Precious Minerals Inc., a Colorado corporation.

(4) Active Hawk Minerals LLC, 100% owned by Wits Basin Precious Minerals Inc., and Minnesota limited liability company.

(5) Gregory Gold Producers, Inc., 100% owned by Wits Basin Precious Minerals Inc., a Colorado corporation.